Exhibit 99.1

TerreStar Networks Completes $500 Million Financing

- Motient Corporation Redeems $200 Million Notes -

February 15, 2007

Investor Contact:	Media Contact:
Robert Siegel	Julie Cram
Motient Corporation	TerreStar/Motient
703-483-7802	703-483-7824
robert.siegel@terrestar.com	julie.cram@terrestar.com

Reston, VA and Lincolnshire, IL, February 15, 2007 – TerreStar Networks Inc. (“TerreStar”), a majority-owned subsidiary of Motient Corporation (“Motient”) (MNCP), today announced it has closed on the sale of $500 million in aggregate principal amount of its 15% Senior Secured PIK Notes due 2014 (the “Notes”). The sale was made in reliance upon certain exemptions from registration under the Securities Act.

TerreStar plans to use $72.0 million of its net proceeds from the sale of the Notes to repay certain indebtedness to its parent Motient, and the remainder for working capital and general corporate purposes, including the buildout of its integrated satellite and terrestrial network.

Motient Corporation announced today that it has redeemed $200 Million of its Senior Secured Notes due 2007.

About Motient Corporation

Motient is the controlling shareholder of TerreStar Networks Inc., and a shareholder of SkyTerra Communications and Mobile Satellite Ventures LP. For additional information on Motient, please visit the company’s website at www.motient.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a subsidiary of Motient Corporation, plans to build, own and operate North America’s first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.